Execution copy

EXHIBIT 10.20

OPERATING AND MANAGEMENT AGREEMENT
BETWEEN
SOLUNA TECHNOLOGIES, LTD.
AND

ECOCHAIN, INC.

Dated: January 13, 2020

OPERATING AND MANAGEMENT AGREEMENT

This OPERATING AND  MANAGEMENT AGREEMENT (this "Agreement"), dated January 13, 2020 (the "Effective Date"), is entered into by and between Soluna Technologies, Ltd., a private limited company incorporated under the laws of British Columbia (the "Operator"), and EcoChain, Inc., a Delaware corporation (the "Company").  The Operator and the Company are sometimes referred to herein, individually, as a "party" and, collectively, as the "parties".

R E C I T A L S:

WHEREAS, simultaneous with the entering into of this Agreement, an Affiliate of the Company is consummating an investment pursuant to which such Affiliate of the Company is becoming the holder of Class A Preferred Stock of the Operator;

WHEREAS the Company proposes to create, develop, assemble and construct, as applicable, a pilot cryptocurrency mining facility to be composed of tangible and intangible assets that interact to integrate with the bitcoin blockchain network physically located in North America or another geographic location mutually agreed to by the parties (all such assets currently and in the future owned by the Company, collectively, the "Pilot Mine Program"); and

WHEREAS, the Company desires to retain the Operator to assist with and carry out the design, specification, construction and assembly of the Pilot Mine Program, perform physical operations and otherwise maintain the Pilot Mine Program as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and intending hereby to be legally bound, the Company and the Operator hereby agree and stipulate as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

            1.1        Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below.

"AAA" has the meaning set forth in Section 10.2 (Selection of Arbitrator).

"Accounts" has the meaning set forth in Section 3.1 (Payment for Costs and Expenses).

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person.  For the purposes of this Agreement, "control," when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

"Agreement" has the meaning set forth in the Preamble.

"Annual Compensation Statement" has the meaning set forth in Section 3.4(b) (Management Fee).

 "Applicable Law" means, as to any Person, any federal, state, municipal and local law, statute, ordinance, regulation, order, directive, policy and decision rendered by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein, including, in the case of the Company, any requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder which shall be in effect from time to time.

"Arbitration Notice" has the meaning set forth in Section 10.1 (Submission Requirement).

"Arms-Length Contract" means a contract or agreement entered into by the Company (or Operator, as agent for the Company), on the one hand, and Operator or any Affiliate of Operator, on the other hand, the terms and conditions of which are not less favorable to the Company (or Operator, as agent for the Company) than could be obtained on an arms-length basis from unrelated third parties.

"Bankrupt" means, with respect to any Person, (a) that such Person has made an assignment for the benefit of creditors or applied for the appointment of a trustee, liquidator or receiver of any substantial part of its assets, or commenced any proceeding relating to itself under any bankruptcy, reorganization or similar laws (including the Federal Bankruptcy Code of 1978, Title 11 of the United States Code and any state insolvency act), or any such application has been filed or proceeding is commenced against such Person and such Person indicates its consent thereto or does not diligently oppose such proceedings within thirty (30) days of receipt of notice of filing or the commencement of such proceeding; or (b) an order, judgment or decree has been entered by any court of competent jurisdiction, appointing a trustee, liquidator or receiver for that Person or for all or a substantial part of that Person's assets and such order, judgment or decree has continued unstayed and in effect for any period of sixty (60) consecutive days.

"Budget Ceiling" has the meaning set forth in Section 4.5(b) (Authorization; Expenditure Cap).

"Business Day" means a day other than a Saturday, a Sunday or a day that is a nationally recognized holiday in the United States.

"Capital Budget" has the meaning set forth in Section 4.1 (Submittal).

"Capital Report" has the meaning set forth in Section 5.4 (Capital Project Reports).

"Cloud Provider" has the meaning set forth in Section 11.5 (Hosting of Software; Passwords).

"Cloud Services" has the meaning set forth in Section 11.5 (Hosting of Software; Passwords).

"Commissioning" means the delivery of a Pilot Mine Program that is designed, installed, operated and maintained in a manner that permits complete integration of the Pilot Mine Program with the bitcoin blockchain network in accordance with Prudent Industry Practice.

"Company" has the meaning set forth in the Preamble.

"Company Parties" has the meaning set forth in Section 6.1 (Limitation of Liability).

"Confidential Information" has the meaning set forth in Section 2.6 (Confidentiality; Press Releases).

"Cost of Services" has the meaning set forth in Section 3.1 (Payment for Costs and Expenses).

"Default Term" means that period of time that is five (5) years from the date hereof.

"Dispute" has the meaning set forth in Section 10.1 (Submission Requirement).

"Disputing Parties" has the meaning set forth in Section 10.1 (Submission Requirement).

"EBITDA" means, with respect to any applicable period of calculation, the net income before interest, income taxes, depreciation and amortization of and with respect to solely the Pilot Mine Program for such period, determined in the reasonable discretion of the Company in accordance with GAAP, but applied and calculated in a manner consistent with historical accounting practices of the Company and its Affiliates.

"Effective Date" means the date set forth in the Preamble.

"Financial Report" has the meaning set forth in Section 5.1 (Books and Records; Operating Reports).

"Financing Source" means any Person that has committed to provide or has otherwise entered into agreements providing for debt financing or equity financing of the Pilot Mine Program, the Company or its Affiliates, together with Affiliates and direct or indirect officers, employees, directors, general or limited partners, members, advisors, agents and representatives and the respective successors and assigns of any of the foregoing involved in the foregoing debt financing and/or equity financing.

"Force Majeure" means any cause beyond the reasonable control of a party, including, without limitation, the following causes: acts of God, strikes, lockouts or other industrial disturbances, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, civil disturbances, explosions, uncontrollable breakage or accident to platforms, equipment or machinery, and any other similar causes, whether of the kind herein enumerated or otherwise, which by the exercise of reasonable diligence the party claiming Force Majeure would not be able to prevent or overcome.

"GAAP" means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

"General Manager" has the meaning set forth in Section 2.8 (General Manager).

"Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Initial Budget" has the meaning set forth in Section 4.1 (Submittal).

"Licensed Operator IP" has the meaning set forth in Section 11.2 (License to the Company).

"Listing Requirements" means any ordinance, regulation, order, directive, policy and decision promulgated or rendered by regulatory process by any public securities exchange, including, without limitation the New York Stock Exchange, The Nasdaq Stock Market or the OTC Markets Group.

"Losses" means losses, liabilities, claims (including third party claims), demands, suits, causes of action, judgments, awards, damages, interest, fines, fees, penalties, costs and expenses (including all attorneys' fees and other costs and expenses incurred in defending any such claims or other matters or in asserting or enforcing any indemnity obligation under Article 6 (INDEMNITY)) of whatsoever kind and nature.

"Management Fee" has the meaning set forth in Section 3.4(b) (Management Fee).

"Material Contracts" means the agreements, contracts, documents or other instruments binding upon the Company, whether entered into pursuant to Section 2.5 (Contracting Authority) or otherwise, that apply to or affect the Pilot Mine Program and are material to its current or ongoing operation.

"One-Time Payment" has the meaning set forth in Section 3.4(a) (Management Fee).

"Operating Budget" has the meaning set forth in Section 4.1 (Submittal).

"Operating Report" has the meaning set forth in Section 5.1 (Books and Records; Operating Reports).

"Operator" has the meaning set forth in the Preamble.

"Operator Parties" has the meaning set forth in Section 6.1 (Limitation of Liability).

"Person" means any individual, joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that person where the context so admits.

"Pilot Mine Program" has the meaning set forth in the Recitals.

"Prudent Industry Practice" means those practices, standards, procedures and acts engaged in or approved by a significant portion of the cryptocurrency mining industry in the United States during the relevant time period and accepted as good, safe and prudent practices in connection with the design, construction, testing, commissioning, engineering, equipping, operation and maintenance of cryptocurrency mining projects in the United States and with due regard for the requirements of all Applicable Laws and Material Contracts. "Prudent Industry Practice" as defined herein does not necessarily mean one particular practice, standard, procedure or act in all cases, but is instead intended to encompass a broad range of acceptable practices, standards, procedures and acts.

"Quarterly Compensation Statement" has the meaning set forth in Section 3.4(b) (Management Fee).

"Services" has the meaning set forth in Section 2.2 (Scope of Services).

"Term" has the meaning set forth in Section 8.1 (Term).

"Third Party IP Rights" has the meaning set forth in Section 11.3 (Third Party Intellectual Property).

"Threshold" has the meaning set forth in Section 3.4(b) (Management Fee).

"Works" has the meaning set forth in Section 11.11 (Ownership of Intellectual Property).

                   1.2        Interpretation.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to "Articles" and "Sections" refer to articles and sections of this Agreement; (c) references to "Exhibits" refer to the exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to laws or agreements refer to such laws or agreements as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (e) the terms defined herein include the plural as well as the singular and vice versa; (f) references to money refer to legal currency of the United States of America; and (g) the word "including" or similar derivations thereof shall be deemed to mean "including, but without restricting the generality of the foregoing".

ARTICLE II

DUTIES AND POWERS OF OPERATOR

                   2.1        Retention of Operator.  The Company hereby retains the Operator to perform the Services.  The Operator hereby accepts such retention and agrees to perform the Services in accordance with this Agreement.

                   2.2        Scope of Services.  The "Services" shall consist of (a) the services specified in Exhibit A, attached hereto and (b) any services related to the Pilot Mine Program that the Company and the Operator may agree, from time to time, that the Operator is to perform under this Agreement.

                   2.3        Standard of Care; Performance of Obligations.  Subject to the other provisions hereof, the Operator shall perform the Services and carry out its responsibilities under this Agreement: (a) as a reasonable and prudent operator; (b) consistent with the Operator's business practices and policies and Prudent Industry Practices; (c) in a manner consistent with the Material Contracts disclosed to Operator or of which Operator has knowledge; and (d) in compliance with all Applicable Law.  The Operator has or shall timely obtain, at its expense, all licenses and permits necessary to perform its obligations under this Agreement and shall pay all taxes, fees or charges imposed on the business of the Operator hereunder (except for licenses, permits and taxes required by Applicable Law to be obtained by or imposed on Operator for solely the operation of the Pilot Mine Program which shall be obtained by the Operator at the Company's expense).

                   2.4        Independent Contractor. In performing the Services, the Operator shall be an independent contractor, and the Operator shall not be deemed for any purpose to be a servant, employee or representative of the Company.  The Operator shall have full legal charge and control of its employees, agents and equipment engaged in the performance of the Services. The assets and business of the Pilot Mine Program shall, however, be owned solely by the Company.

                   2.5        Contracting Authority. The Company engages the Operator, upon the terms and conditions of this Agreement, to perform certain actions on behalf of and as agent for the Company, specifically including those actions contemplated by Section 2.2 (Scope of Services) related to the Pilot Mine Program and any other actions consistent with the Services specified from time to time in writing by a duly authorized officer of the Company and agreed by the Operator to be done by the Operator on behalf of the Company pursuant to this Agreement.

(a)        Dealing with Company Assets. Without limiting any other powers or duties of the Operator provided in this Agreement, the Operator is hereby authorized, subject to obtaining the prior written consent of the Company and further subject always to Section 4.5(b) (Authorization; Expenditure Cap) to, in the Company's name and on its behalf, execute, deliver, accept, assign, amend, extend, terminate, license or release, in the normal course of the Company's business and solely for the purposes of carrying out the Services:

(i)        for the Company, contracts for the purchase of goods or services related to the Pilot Mine Program, including (without limitation) master agreements, purchase contracts, purchase orders, releases for goods or services, licensing agreements or letters of intent or memoranda of understanding associated with negotiations for contracts for such purchase of goods or services; and

(ii)       certificates, licenses, reports and permits and other governmental authorizations of any kind required to carry out or establish the Pilot Mine Program.

(b)        Delegation of Authority.  Any delegation of authority to an employee of the Operator to deal with assets, rights or liabilities of the Operator shall be considered an authorization for such employee to deal with assets, rights or liabilities of the Company, within the limits of this Article 2 (DUTIES AND POWERS OF OPERATOR), to the same extent, except as may be expressly provided in such delegation.

(c)         Instruments in the Name of Operator.  Except as otherwise provided herein, any instrument or document entered into by the Operator pursuant to and in compliance with this Agreement, to the extent that it deals with assets, liabilities or other rights or obligations of the Company directly related to the Pilot Mine Program, complies with Section 4.5(b) (Authorization; Expenditure Cap) and states it is entered into in the name of the Operator as agent of the Company, shall be considered an instrument or document entered into by the Operator as agent for the Company.  Any such instrument or document shall be valid and binding upon the Company as if it had been signed in the name of the Company.  The Company shall have the right, either in its own name or through the Operator, to enforce any performance due under such instruments or documents from any third party.  Notwithstanding the other provisions of this Article 2 (DUTIES AND POWERS OF OPERATOR), the rights and obligations of the Operator under the following instruments and documents shall remain with the Operator:

(i)        this Agreement;

(ii)       any instrument or document which primarily deals with the relationship between the Operator and its employees;

(iii)      any instrument or document related to the Pilot Mine Program which fails to state that the Operator is entering into such instrument or document as agent for the Company; and

(iv)      any instrument or document entered into by the Operator that does not directly relate to the Pilot Mine Program.

(d)        Transactions with Affiliates. In connection with the performance of its duties and responsibilities under this Agreement for and on behalf of the Company, the Operator shall not (i) purchase goods, supplies and services from or through any of its Affiliates, other than at standard market rates or (ii) enter into contractual arrangements with Affiliates, other than pursuant to an Arms-Length Contract.  The Operator shall provide the Company with copies of all proposed contracts or arrangements involving the Company (acting through the Operator, as agent for the Company), on the one hand, and the Operator or any Affiliate of the Operator, on the other hand, at least ten(10) days prior to the Company (or the Operator, as agent for the Company) executing any such contract or arrangement.

             2.6       Confidentiality; Press Releases.

(a)         The parties acknowledge that, from time to time, they may receive information from or regarding the other party, its customers or any of its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential ("Confidential Information"), the release of which may be damaging to or otherwise contrary to the interests of the other party, its Affiliates or Persons with which it does business.  Without restricting the foregoing, "Confidential Information" shall include the following information and materials containing such information (whether or not reduced to writing and whether or not patentable or protected by copyright) to the extent provided by one party to the other party:

(i)        any and all versions of the disclosing party's business products (whether software or hardware) and services and related documentation;

(ii)       all methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing which relate, directly or indirectly, to the disclosing party's present or reasonably foreseeable business and which are developed, created, generated or reduced to practice;

(iii)       information regarding the disclosing party's business operations, methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the disclosing party;

(iv)       customer lists, quotations or proposals given to customers, requirements of specific customers and the names of the suppliers;

(v)        technical and business information of or regarding the clients or customers of the disclosing party, including information regarding the business operations, methods and practices and product plans of such clients; and

(vi)       any other trade secrets, confidential or proprietary information received by the disclosing party from third parties and in the possession or control of the disclosing party.

Notwithstanding the foregoing, Confidential Information shall not include any of the following (t) information which is generally known or in the public domain at the time of disclosure, (u) information which, although originally Confidential Information, becomes generally available to the public through no fault of the receiving party as of the date of its becoming part of the public knowledge, (v) information that was or is developed by the receiving party without the use of Confidential Information, (w) information which is approved for disclosure or release by the disclosing party, (x) subject to and as contemplated by Section 2.6(c) (Confidentiality; Press Releases) information which is requested or required to be disclosed by Applicable Law or Listing Requirements, (y) information which constitutes a Work hereunder pursuant to Section 11.1 (Ownership of Intellectual Property) or (z) information which is licensed to the receiving party pursuant to Article 11 (INTELLECTUAL PROPERTY), provided that, in the case of this clause (z), solely with respect to the receiving party's use of such information in connection with the carrying out of such party's business.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

(b)        Each party shall use the Confidential Information solely for the purposes of conducting the business of the Company, carrying out the Services and fulfilling such party's obligations under this Agreement.  Each party shall hold in strict confidence any Confidential Information it receives and may not disclose such Confidential Information to any Person, except for disclosures to (i) its Affiliates or (ii) any consultant, auditor, accountant, contractor, agent, professional adviser, director, officer and/or employee of such party; provided, that, in each case, such recipient agrees in writing to keep such information confidential or is bound by provisions of confidentiality not less restrictive than the provisions of this Section 2.6 (Confidentiality, Press Releases).

(c)         The parties acknowledge that breach of the provisions of this Section 2.6 (Confidentiality; Press Releases) may cause irreparable injury for which monetary damages are inadequate, difficult to compute or both.  Accordingly, the parties agree that the provisions of this Section 2.6 (Confidentiality; Press Releases) may be enforced by specific performance.

(d)          Notwithstanding anything to the contrary in this Agreement, the confidentiality obligations provided in this Section 2.6 (Confidentiality; Press Releases) shall not apply to disclosures (i) required by Applicable Law or Listing Requirements or (ii) to advisers, employees, consultants or representatives of the party, but only if such recipients have agreed in writing to be bound by the provisions of this Section 2.6 (Confidentiality; Press Releases) or is bound by confidentiality provisions not less restrictive than such provisions.  Except for any disclosure by the Company with respect to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, if a party is required by Applicable Law to disclose any information that would otherwise be confidential under this Agreement, such party shall notify the other party of such requirements as soon as legally permissible and provide the other party the opportunity to resist such disclosure by appropriate proceedings; provided, that, for the avoidance of doubt, the foregoing requirement with respect to notice to the other party shall not apply with respect to any disclosure by the Company required by Listing Requirements.

(e)        Notwithstanding anything to the contrary in this Agreement, nothing shall prohibit the Company from (i) delivering to any Financing Source or any of its direct or indirect equityholders any reports, financial statements or other information (including any Confidential Information) relating to the Pilot Mine Program received pursuant to this Agreement or otherwise or (ii) making any public disclosures with respect to any reports, financial statements or other information (including any Confidential Information) received in connection with this Agreement relating to the Pilot Mine Program pursuant to the public disclosure requirements of Applicable Law or Listing Requirements.

(f)         No press release or other public announcement related to the Pilot Mine Program or the business of the Company or its Affiliates shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

2.7       Operator cooperation with Auditors.         Upon request of the Company, the Operator shall, from time-to-time, attend in-person or telephonic meetings with the Company's auditors pursuant to which the Operator shall discuss with such auditors the Financial Report(s), Operating Report(s) and/or Capital Report(s) and any other matters which the auditors determine to be reasonably required to prepare financial statements and reports of the Company in accordance with the then-current accounting practices of the Company and its Affiliates.

2.8       General Manager.  Subject to each of the other terms and conditions hereof, the Operator shall appoint an experienced and competent general manager (the "General Manager") who shall devote his or her business time to the business of the Company and the Pilot Mine Program as follows: (a) until Commissioning of the Pilot Mine Program, at least eighty percent (80%) of his or her of overall time to the business of the Company and the Pilot Mine Program; and (b) following Commissioning of the Pilot Mine Program, approximately five (5) hours per week of business time to the Company and the Pilot Mine Program.  The appointment and/or replacement of any General Manager shall require the consent of the Company.

2.9       Insurance.  At all times during the Term, the Operator shall maintain in force, with reputable insurers, the insurance requirements set forth and described on Exhibit B.

ARTICLE 3

PAYMENT FOR COST OF SERVICES; MANAGEMENT FEE

3.1          Payment for Costs and Expenses.  Subject to the provisions of this Section 3.1 (Payment for Costs and Expenses) and Section 4.5(b) (Authorization; Expenditure Cap) and unless otherwise agreed by the parties to the contrary, the Operator shall pay all reasonable, direct costs and expenses and other financial obligations of the Company that may be due and owing with respect to the contracts, certificates, licenses, reports, permits and governmental authorizations contemplated by and consented to by the Company pursuant to Section 2.5(a) (Dealing with Company Assets) (collectively, the "Cost of Services") out of, in the Company's discretion, either the Company's bank account(s) established for the Pilot Mine Program (the "Accounts") or the Operator's own funds; provided, that, unless the Company provides express written notice to the Operator to the contrary, all such Cost of Services shall be paid out of the Accounts; provided, further, that in the event the Company determines that the Operator should fund spending out of its own funds, the Company shall fully reimburse the Operator for any and all Cost of Services the Operator pays out of its own funds.  Notwithstanding anything else herein, nothing in this Agreement shall abrogate or diminish the ability of the Company to enter into or obtain contracts, certificates, licenses, reports, permits and governmental authorizations related to the Pilot Mine Program and to pay for the same on the Company's own behalf.  Any payment made by the Operator under this Section 3.1 (Payment for Costs and Expenses) shall not be deemed to be a waiver by the Company of the Company's right to audit any related invoice in accordance with Section 5.2 (Audits).  If the Company pays for the Cost of Services out of the Accounts, the Company shall ensure that the Operator is duly authorized to draw upon the Accounts (and shall make all necessary arrangements with its financial institution(s)) for purposes of permitting the Operator to pay the Cost of Services therefrom.  If the Company pays for the Cost of Services out of the Accounts and the Operator reasonably anticipates that the funds in the Accounts will not be sufficient to pay the Cost of Services due for any month, then the Operator shall notify the Company to permit the Company to deposit sufficient funds (taking account of any funding milestones established by the parties) in the Accounts to cover all such anticipated Cost of Services and shall provide the Company with reasonable documentation to support such request; it being understood that (a) the Company and the Operator shall establish a milestone based funding schedule in accordance with Operating Budgets and Capital Budgets approved by the parties each calendar year and (b) if the Company fails to make deposits sufficient to pay the Cost of Services, the Operator shall not be obliged to pay the amount of such Cost of Service and shall not be liable in any manner for any costs, expenses or other liabilities the Company may incur as a result of the Company's failure to timely deposit such funds.  Notwithstanding anything to the contrary contained in this Section 3.1 (Payment for Costs and Expenses), (x) the Company must affirmatively, pursuant to express written notice to Operator, determine that the Operator shall pay the Cost of Services out of the Operator's own funds before the Operator may seek reimbursement from the Company following such expenditure of funds and (y) this Section 3.1 (Payment for Costs and Expenses) shall be, unless mutually approved in writing by the parties to the contrary, subject to the Budget Ceiling with respect to the Pilot Mine Program established by Section 4.5(b) (Authorization; Expenditure Cap).

3.2           Cost Allocation. The parties recognize that the Services to be performed hereunder may, with the prior written consent of the Company, be performed by the Operator in conjunction with the operation of other cryptocurrency mining systems, platforms and facilities owned or operated by the Operator or its Affiliates, and that certain resources, services and mobilizations may be shared between the Company, the Operator and potentially other Persons in order to gain operational efficiencies.  In the event of any such conjunctive performance of the Services, the costs associated with the activities mentioned above will be allocated between the Services and each other project or initiative on an equitable basis benefit based upon actual costs incurred by each project or initiative, actual employee time dedicated to each project or initiative and actual usage of shared services by each project or initiative.  The portion of the costs so allocated to the Services shall be deemed Cost of Services.  Any such allocation shall be subject to the prior written consent in advance by the Company and details of any such allocation shall be made available to the Company as reasonably requested by the Company and subject to the audit provisions set forth herein.

3.3            Payment of Operator's Employees.  The Company shall not be responsible for any claims brought by Persons employed or contracted with by the Operator for non-payment of any and all salaries, wages, payments, compensation, withholding deductions or taxes.  Further, for the avoidance of doubt and notwithstanding anything in Section 3.2 (Cost Allocation) to the contrary, in no event shall any salaries, wages, payments, compensation, withholding deductions or taxes due to employees or independent contractors of the Operator be included in the Cost of Services contemplated by this Agreement without the prior written consent of the Company.

3.4            Management Fee.  In addition to any payments made by the Company to the Operator as Cost of Services pursuant to Section 3.1 (Payment for Costs and Expenses), the Company shall, in further consideration for the Services rendered by the Operator hereunder, pay the Operator:

(a)       simultaneous with or reasonably promptly following the entering into of this Agreement, a one-time payment of Sixty-Five Thousand United States Dollars ($65,000) (the "One-Time Payment"); and

(b)       following such time as aggregate EBITDA of the Pilot Mine Program exceeds the total amount of funding provided by the Company to the Operator (whether pursuant to this Agreement or otherwise) for the purposes of creating, developing, assembling and constructing the Pilot Mine Program (the "Threshold"), twenty percent (20.0%) of the EBITDA of the Pilot Mine Program in excess of the Threshold, calculated on an annual basis (the "Management Fee").  The Management Fee shall be paid to the Operator pursuant to interim payments as provided immediately below.  Within thirty (30) days following the end of each calendar quarter during each fiscal year composing the Term, the Company shall deliver to the Operator a written statement (the "Quarterly Compensation Statement") setting forth the applicable EBITDA of the Pilot Mine Program calculated at the conclusion of such calendar quarter based on the EBITDA of the Pilot Mine Program over the calendar quarter just concluded, and shall pay the Company the amount of the quarterly Management Fee at such time.  Within ninety (90) days of the end of each fiscal year composing the Term, the Company shall deliver to the Operator a written statement (the "Annual Compensation Statement") setting forth the applicable EBITDA of the Pilot Mine Program for the fiscal year just concluded (prorated in the event of any partial fiscal year during the Term) together with a reconciliation of the Management Fee paid during the past year to the Management Fee actually payable in respect of such past year.  In the event the reconciliation carried out by the Company results in the Company owing the Operator additional amounts of Management Fee, such amount shall be paid to the Operator simultaneous with the Company's delivery of the Annual Compensation Statement.  In the event the reconciliation carried out by the Company results in the Operator having been overpaid with respect to amounts of Management Fee previously received during the applicable past fiscal year, such overpaid amount shall be remitted back to the Company within thirty (30) days of the Company's delivery of the Annual Compensation Statement.

3.5            Total Consideration.  Subject to Section 4.5(b) (Authorization; Expenditure Cap), Operator and Company agree that as payment for the performance of the Services, Company shall only be obligated to pay, and Operator shall only be entitled to receive, the Cost of Services, the One-Time Payment and the Management Fee.  For the avoidance of doubt, the Cost of Services and the One-Time Payment, but not the Management Fee, shall be included in all calculations and aggregations with respect to the Budget Ceiling established by Section 4.5(b) (Authorization; Expenditure Cap).

ARTICLE 4

OPERATING BUDGET AND CAPITAL BUDGET

4.1             Submittal.  Within sixty (60) days of the Effective Date, the Operator will prepare and deliver to the Company an initial budget for the construction and commencement of initial operation of the Pilot Mine Program (the "Initial Budget").  In respect of each year following the delivery of the Initial Budget, a formal and reasonably detailed operating budget with respect to the ongoing, day-to-day maintenance and operation of the Pilot Mine Program (to the extent applicable) (the "Operating Budget") and capital budget with respect to the development and carrying out of capital projects with respect to the Pilot Mine Program (the "Capital Budget") will be prepared by the Operator and submitted to the Company, along with reasonable supporting documentation, including economic or other justification for capital projects.  Such Operating Budget and Capital Budget may be updated, modified, amended or otherwise revised at any time by the mutual written agreement of the parties.  The updated Operating Budgets and Capital Budgets to be prepared and delivered by the Operator pursuant to this Section 4.1 (Submittal) shall be delivered to Company by October 31st of the year prior to the applicable year to which such budgets relate, along with reasonable supporting documentation, including economic or other justification for capital projects.  The Initial Budget, Operating Budget and the Capital Budget shall each reflect costs and expenses, on a monthly basis, consistent with the Services and standard of care stipulated in this Agreement and shall set forth (a) in each year following the year in which the Effective Date occurs, the sums actually expended during the previous calendar year; (b) an updated forecast of the sums to be expended during the current calendar year; (c) the sums the Operator proposes to expend with respect to the Services during the next calendar year; and (d) such other information as is reasonably requested by the Company.

4.2            Operating Budget Format.  The Operating Budget shall, with monthly allocations (to the extent feasible) and taking account of the Budget Ceiling established by Section 4.5(b) (Authorization; Expenditure Cap): (a) specifically itemize labor costs; (b) specifically itemize each operating item (including, without limitation, each maintenance and repair project), which is reasonably estimated to exceed Ten Thousand United States Dollars ($10,000); (c) group operating items, including, without limitation, maintenance and repair projects, reasonably estimated to be less than Ten Thousand United States Dollars ($10,000) per item or project by major expense category; (d) make reasonable provisions for unforeseen costs and contingencies agreed between the Operator and the Company; and (e) establish a milestone based funding schedule for the applicable upcoming calendar year that permits the Company to adequately fund Cost of Services pursuant to Section 3.1 (Payment for Costs and Expenses).

4.3           Capital Budget and Initial Budget Format.  The Initial Budget and Capital Budget shall, taking account of the Budget Ceiling established by Section 4.5(b) (Authorization; Expenditure Cap): (a) specifically itemize each capital project which is reasonably estimated to exceed Ten Thousand United States Dollars ($10,000); (b) group capital projects reasonably estimated to be less than Ten Thousand United States Dollars ($10,000) per project by major expense category; (c) make reasonable provisions for unforeseen costs and contingencies agreed between the Operator and the Company; and (d) establish a milestone based funding schedule for the applicable upcoming calendar year that permits the Company to adequately fund Cost of Services pursuant to Section 3.1 (Payment for Costs and Expenses).

4.4          Approval.  Within forty-five (45) days of the submission by the Operator to the Company of the Initial Budget, the Operating Budget and the Capital Budget as set forth in Section 4.1 (Submittal), the Company shall notify the Operator in writing of its approval of such budgets in their entirety or, if applicable, the budgeted line items it approves and the budgeted line items with which it disagrees; it being understood that any item not approved by the Company shall be deemed an item with which  the Company disagrees.  Any item with which the Company does not agree shall be considered a Dispute to be resolved in accordance with Article 10 (ARBITRATION).  Until such time as such Dispute is resolved, the last approved budget (as it pertains to routine, operational matters and not capital projects), increased by five percent (5%) per category or line item, shall govern expenditures until a new budget has been approved by the Company.

4.5          Authorization; Expenditure Cap.

(a)        That portion of the then-current Initial Budget, Operating Budget and the Capital Budget approved by the Company hereunder shall, specifically subject to Sections 2.2 (Scope of Services), 2.3 (Standard of Care; Performance of Obligations) and 2.5 (Contracting Authority), constitute general authorization for the Operator to perform the Services contemplated therein.

(b)        The Operator is authorized to expend only approved amounts under the Initial Budget, Operating Budget and the Capital Budget.  The Operator shall obtain the Company's approval prior to the expenditure of any amounts not included in those amounts described in the immediately preceding sentence.  Notwithstanding anything herein to the contrary, the parties expressly covenant and agree that, unless agreed in a separate written instrument duly executed by authorized officers of the Operator and the Company, the maximum amount of the funds or payments that will be provided by the Company to the Operator with respect to constructing and operating the Pilot Mine Program pursuant to this Agreement shall be Seven Hundred Fifty Thousand United States Dollars ($750,000) (the "Budget Ceiling"); provided, that, as contemplated by Section 3.5 (Total Consideration) the Management Fee shall not be included in the funds or payments aggregated for purposes of the Budget Ceiling.  Such Budget Ceiling shall include any and all payments, reimbursements or other amounts that may be due from the Company hereunder, including, without limitation, the Cost of Services and the One-Time Payment, but excluding the Management Fee.  In the event that the Company's applicable funding and payments hereunder have, or are reasonably expected to, exceed the Budget Ceiling, the parties shall meet in good faith to analyze the Pilot Mine Program and determine if, in the Company's sole and complete discretion, the Budget Ceiling should be increased by any amount.

ARTICLE 5

BOOKS, RECORDS AND AUDITING

5.1          Books and Records; Operating Reports.  The Operator shall, and shall cause its Affiliates to, maintain full, complete, true and accurate books and records of transactions with respect to the business and operations of the Pilot Mine Program such that the Company is able, following review of such books and records to accurately and completely report the financial position and results of operations of the Pilot Mine Program in accordance with GAAP and then-current accounting and financial reporting procedures and practices employed by the Company and its Affiliates.  The Operator's maintenance of such books and records, production of Financial Report(s), Operating  Report(s) and Capital Report(s) and overall carrying out of the Services shall in all instances be subject to compliance with and comport with the Company's and its Affiliates' then-current reasonable accounting and financial reporting procedures and practices, and the Operator hereby covenants and agrees, upon request by the Company therefore, to modify its carrying out of the Services to fully comply and comport with such reasonable procedures and practices.  Without limiting the generality of the foregoing, the Operator shall, within ten (10) Business Days of the conclusion of each month, deliver to the Company reports setting forth the Operator's (a) financial position of the Pilot Mine Program ("Financial Report") and (b)  accounts of operations, capital projects and expenditures with respect to the Pilot Mine Program that enable the Company to analyze the operational productivity, general progress of capital projects and expenditures of the Pilot Mine Program over the applicable period ("Operating Report"), all of the foregoing in form and substance reasonably consented to by the Company. The Operator shall, upon request by the Company from time-to-time, attend in-person or telephonic meetings with the Company pursuant to which the Operator and the Company discuss and analyze the Financial Report and/or the Operating Report or Capital Report.

5.2           Audits.  The Company shall have the right, upon thirty (30) days' prior written notice to the Operator, and at reasonable times during usual business hours of the Operator or its Affiliates to audit, examine and make copies of the books and records referred to in Section 5.1 (Books and Records); provided, that such audit does not unreasonably interfere with the operations of the Operator or its Affiliates. The Company may exercise such right through any agent or employee of the Company designated in writing by the Company or by an independent public accountant, engineer, attorney or other consultant or representative so designated.  The Company shall bear all costs and expenses of the Company incurred in connection with any inspection, examination or audit.  The Operator shall, and shall cause its Affiliates to, review and respond in a timely manner to any requests or inquiries made by the Company regarding matters revealed by any such inspection, examination or audit.  If the Company does not challenge any financial statement/report or invoice submitted by the Operator to the Company within one (1) calendar year after the end of the calendar year of the date of such financial statement/report or invoice, such financial statement/report or invoice shall be presumed to be accurate.  If any audit reveals an error in any invoice paid by the Company resulting in an overpayment or underpayment by the Company, the Operator shall reimburse the Company or the Company shall pay the Operator, as the case may be,  for the amount of such overpayment or underpayment, together with interest thereon during the period from the date such invoice was paid until the date of such reimbursement or payment.

5.3           Physical Inspection.  The Company shall have the right, upon reasonable prior written notice to the Operator, and at reasonable times during usual business hours of the Operator to inspect any physical assets held or operated by the Operator that comprise the Pilot Mine Program or otherwise belong to the Company; it being understood that such inspection shall not unreasonably interfere with the operations of the Operator or its Affiliates.  The Company may exercise such right through any agent or employee of the Company designated in writing by the Company or by an independent public accountant, engineer, attorney or other consultant or representative so designated.  The Company shall bear all costs, risks, liabilities and expenses of the Company incurred in connection with such inspection.  The Operator shall review and respond in a timely manner to any claims or inquiries made by the Company regarding matters revealed by such inspection.

5.4           Capital Project Reports.  In the event the Operator is developing and carrying out capital projects with respect to the Pilot Mine Program, the Operator shall prepare and submit to the Company, not later than ten (10) days after the conclusion of each month during the carrying out of such capital project(s), construction and development reports, in form and substance reasonably consented to by the Company and the Operator, that set forth and detail stage-by-stage progress with respect to the completion of the applicable capital project(s) and the Operator's financial record of funds used and future funds reasonably required to complete the applicable capital project(s) ("Capital Report").

ARTICLE 6

INDEMNITY

6.1           Limitation of Liability.  IN NO EVENT SHALL THE OPERATOR, ITS REPRESENTATIVES, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (THE "OPERATOR PARTIES") BE LIABLE TO THE COMPANY OR ITS AFFILIATES (THE "COMPANY PARTIES") FOR ANY LOSSES THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE PERFORMANCE OR NON-PERFORMANCE OF THE SERVICES, EXCEPT TO THE EXTENT THAT THEY ARE CAUSED BY BREACH OF THIS AGREEMENT BY THE OPERATOR OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE OPERATOR PARTIES.

6.2          Indemnification of Operator.  SUBJECT TO SECTION 3.3 (PAYMENT OF OPERATOR'S EMPLOYEES) AND SECTION 6.4 (DISCLAIMER OF CERTAIN DAMAGES), DURING THE TERM, THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS THE OPERATOR FROM AND AGAINST ANY LOSSES ASSERTED BY OR ON BEHALF OF ANY PERSON THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, BREACH OF THIS AGREEMENT BY THE COMPANY OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE COMPANY PARTIES, EXCEPT TO THE EXTENT THEY ARE CAUSED BY BREACH OF THIS AGREEMENT BY THE OPERATOR OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE OPERATOR PARTIES.

6.3           Indemnification of Company. SUBJECT TO SECTION 6.4 (DISCLAIMER OF CERTAIN DAMAGES), THE OPERATOR SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH COMPANY PARTY FROM AND AGAINST ANY LOSSES ASSERTED BY OR ON BEHALF OF ANY PERSON THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE  ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, BREACH OF THIS AGREEMENT BY THE OPERATOR OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE OPERATOR PARTIES,  EXCEPT TO THE EXTENT THEY ARE CAUSED BY BREACH OF THIS AGREEMENT BY THE COMPANY OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE ANY COMPANY PARTIES.

6.4            Disclaimer of Certain Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY LOSSES OR DAMAGES THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 6.4  (DISCLAIMER OF CERTAIN DAMAGES), IF ANY PARTY OR THEIR INDEMNITEES IS HELD LIABLE TO A THIRD PARTY FOR ANY OF SUCH DAMAGES AND THE OTHER PARTY IS OBLIGATED TO INDEMNIFY SUCH PARTY OR THEIR INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES PURSUANT TO THIS AGREEMENT, THEN THE INDEMNIFYING PARTY SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH PARTY AND THEIR INDEMNITEES FOR, SUCH DAMAGES.

6.5             Warranties by Vendors and Subcontractors. With respect to agreements with vendors, suppliers and subcontractors entered into after the Effective Date, the Operator shall use commercially reasonable efforts, as agent for the Company, to secure from vendors, suppliers and subcontractors, for the Company's benefit, such warranties and guarantees as may be available on commercially reasonable terms regarding supplies, materials, equipment and services purchased for the Pilot Mine Program and to enforce such warranties and guarantees on behalf of the Company.

6.6            Indemnities by Vendors and Subcontractors.  With respect to agreements with vendors, suppliers and subcontractors entered into after the Effective Date, the Operator shall  use reasonable efforts, as agent for the Company, to secure from vendors, suppliers and subcontractors, for the Company's benefit, such indemnities as may be available on commercially reasonable terms regarding supplies, materials, equipment and services purchased for the Pilot Mine Program and to enforce such indemnities on behalf of the Company.

ARTICLE 7

FORCE MAJEURE

7.1           Force Majeure.  A party's obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, that a party shall not be excused by Force Majeure from any obligation to pay money due under this Agreement that arose prior to such event of Force Majeure.  The party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other party of that fact and shall exercise all commercially reasonable efforts to end its inability to perform as promptly as practicable.

ARTICLE 8

TERM AND TERMINATION

8.1          Term.  This Agreement shall become effective on the Effective Date and shall remain in full force and effect until its termination pursuant to either Section 8.2 (Termination by the Company) or Section 8.3 (Termination by the Operator) (the period of time during which this Agreement is in full force and effect, the "Term").

8.2          Termination by the Company.

(a)        Upon the occurrence of the following events, the Company may terminate this Agreement by giving written notice of such termination to the Operator:

(i)        the Operator becomes Bankrupt;

(ii)       the Operator dissolves or commences liquidation or winding-up; or

(iii)      the Operator fails to cure a material breach of any provision of this Agreement within thirty (30) days after receiving written notice from the Company of such breach; provided, if such breach is not capable of being cured within such thirty (30) day period, such cure period shall be extended solely to the extent that the Operator promptly commences efforts to cure such breach and prosecutes such curative efforts to completion within a reasonable time, as determined by the Company, not to exceed an additional thirty (30) day period.

(b)        Any termination under Section 8.2(a) (Termination by the Company) shall become effective immediately upon delivery of the notice first described therein or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Company.

(c)        Following the completion of the Default Term, the Company may terminate this Agreement for any reason by giving at least one hundred twenty (120) days' prior written notice of such termination to the Operator.

8.3          Termination by the Operator.

(a)       Upon the occurrence of the following events, the Operator may terminate this Agreement by giving written notice of such termination to the Company:

(i)        the Company becomes Bankrupt;

(ii)       the Company dissolves or commences liquidation or winding-up; or

(iii)     the Company fails to cure a material breach of any provision of this Agreement within thirty (30) days after receiving written notice from the Operator of such breach; provided, if such breach is not capable of being cured within such thirty (30) day period, such cure period shall be extended solely to the extent that the Company promptly commences efforts to cure such breach and prosecutes such curative efforts to completion within a reasonable time, as determined by the Operator, not to exceed an additional thirty (30) day period.

(b)        Any termination under Section 8.3(a) (Termination by the Operator) shall become effective immediately upon delivery of the notice first described therein or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Operator.

(c)        Following the completion of the Default Term, the Operator may terminate this Agreement for any reason by giving at least one-hundred and twenty (120) days' prior written notice of such termination to the Company; provided, that during such one-hundred and twenty (120) day period the Operator shall use reasonable efforts to assist the Company in identifying a replacement Operator and assist the Company transitioning the new Operator into its role as Operator hereunder.

8.4          Effect of Termination.  If this Agreement is terminated in accordance with this Article 8 (TERM AND TERMINATION), all rights and obligations under this Agreement shall cease except for:

(a)        obligations that expressly survive termination of this Agreement, including, without limitation, the obligations set forth in Section 8.5 (Operator's Continued Performance) and Article 11 (INTELLECTUAL PROPERTY);

(b)        liabilities and obligations that have been incurred prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination; and

(c)        the obligation to pay any portion of the Cost of Services that have been incurred prior to such termination, even if such portion has not become due and payable at that time; provided, that any payment obligation disputed by the Company in accordance with Article 10 (ARBITRATION) shall not become due and payable until settled or otherwise resolved pursuant to Article 10 (ARBITRATION).

Upon termination of this Agreement for any reason, the Operator shall deliver to the Company (x) any and all books and records, design drawings, engineering specs and other records of the Company and all other material(s) related to the operation and administration of the Pilot Mine Program and (ii) originals of any permits, licenses and other authorizations related to the operation of the Pilot Mine Program to the extent the Operator was ever provided with such originals.

8.5           Operator's Continued Performance. If the Company elects to terminate this Agreement pursuant to Section 8.2(a) (Termination by the Company), the Company may require that the effective date of such termination be delayed for up to thirty (30) days after the date specified in the Company's termination notice as the termination date of this Agreement, in which case the Operator shall continue to perform all of the duties, responsibilities and obligations of the Operator hereunder for a reasonable period of time not to exceed thirty (30) days from the date specified in such termination notice or until such time as the successor operator takes over such duties, responsibilities and obligations, if earlier. The Company shall reimburse the Operator in accordance with Section 3.1 (Payment for Costs and Expenses) for any and all costs and expenses incurred by the Operator pursuant to this Section 8.5 (Operator's Continued Performance).

ARTICLE 9

NOTICES AND REPORTS

9.1         Notices and Reports.

(a)        Any notice, notification, demand or request provided or permitted to be given under this Agreement by either party to the other must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) email transmission, confirmation of receipt requested, provided that such confirmation of receipt is given (electronic "read receipt" being deemed sufficient).

(b)        For purposes of all notices, the physical and email addresses of the parties shall be as follows; provided, that either party may designate any other address in substitution for the address set forth below by five (5) Business Days' notice duly given hereunder to the other party:

(i)     if to the Company:

EcoChain, Inc.

Address:  325 Washington Avenue Extension

                Albany, New York 12205

Email:     rjones@mtiinstruments.com

(ii)  if to the Operator:

Soluna Technologies, Ltd.

Address:  232 Madison Avenue, Suite 600

                New York, NY 10016

Email:     john@soluna.io

(c)        All notices, notifications, demands or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next business day after being deposited with such courier, (ii) if mailed, five (5) Business Days after being deposited in the mail, or (iii) if sent via email, the next Business Day after being so transmitted.

ARTICLE 10

ARBITRATION

10.1        Submission Requirement.  Any dispute between the parties (the "Disputing Parties") arising out of or relating to this Agreement (a "Dispute"), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement), shall be settled in accordance with this Article 10 (ARBITRATION) which shall be the exclusive method of resolving Disputes. The Disputing Party submitting the claim or issue shall notify in writing other Disputing Party(ies) or other Persons against whom redress is sought or who would be affected by the interpretation, to offer those Disputing Parties an opportunity to participate in the proceeding.  The notice shall describe the nature of the claim or issue submitted, the provision or provisions of this Agreement which is or are the basis of the claim or issue submitted, and the material facts surrounding the claim or issue for interpretation. On delivery of the notice (the "Arbitration Notice"), the parties shall attempt, in good faith and for a period of thirty (30) days to resolve and informally mediate the claim between the parties, after which period the claim or issue shall be deemed to have been submitted to arbitration.

10.2        Selection of Arbitrator. The Disputing Party that submits a Dispute to arbitration shall designate a proposed arbitrator in its Arbitration Notice. If the other Disputing Party(ies) objects for any reason to such proposed arbitrator, it/they may, on or before the fifteenth (15th) day following delivery of the Arbitration Notice, notify the other Disputing Party(ies) of such objection. The Disputing Parties shall attempt to agree upon a mutually acceptable arbitrator. If they are unable to do so within ten (10) days following delivery of such notice of objection, any Disputing Party may request the American Arbitration Association ("AAA") to designate the arbitrator who shall be qualified by his or her education, experience and training to resolve the disputed matters. If the arbitrator so chosen shall die, resign or otherwise fail or become unable to serve as arbitrator, a replacement arbitrator shall be chosen in accordance with this Section 10.2 (Selection of Arbitrator). Each Disputing Party and each proposed arbitrator shall promptly disclose to the other Disputing Party(ies) any business, personal or other relationship or affiliation that may exist between such Disputing Party and such proposed arbitrator.

10.3        Arbitration Proceeding. Within thirty (30) days after the appointment of the foregoing described arbitrator, the Disputing Parties shall hold an arbitration proceeding before the arbitrator at a time and place selected by the Disputing Parties. If the Disputing Parties cannot agree on a time and place for the arbitration, then the arbitration shall be held at the place selected by the arbitrator. At the arbitration proceeding, the AAA's rules and procedures for commercial arbitration shall govern. Any arbitration proceeding hereunder shall be conducted on a confidential basis. The arbitration shall be held in New York, New York.

10.4        Binding Decision. Within twenty (20) days after the conclusion of the arbitration proceeding, the arbitrator shall render a written decision of the arbitration to each Disputing Party in accordance with the substantive laws of the State of New York. The arbitrator may award costs, including attorneys' fees, to the prevailing party. The decision of the arbitrator is binding on the Disputing Parties, and, after the completion of the arbitration, a Disputing Party to the arbitration may not institute litigation to reverse the decision of the arbitrators. It may, however, institute litigation in any appropriate venue to enforce the claim or issue determined by the arbitration proceeding or to seek such protective order as may be necessary or desirable to address any ongoing breach of the provisions of this Agreement or otherwise preserve its rights pending any such decision. Neither Disputing Party may institute litigation regarding any claim or issue under this Agreement, except to enforce that arbitration decision. EXCEPT TO THE EXTENT PERMITTED BY THIS AGREEMENT, THE ARBITRATOR AND ANY COURT ENFORCING THE AWARD OF THE ARBITRATOR SHALL NOT HAVE THE RIGHT OR AUTHORITY TO AWARD CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES TO ANY DISPUTING PARTY.

10.5        Costs of Arbitration.  The responsibility for paying the costs and expenses of the arbitration, including compensation to the arbitrator, shall be allocated among the Disputing Parties in a manner determined by the arbitrator to be fair and reasonable under the circumstances. Each Disputing Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or the other Disputing Party(ies).

ARTICLE 11

INTELLECTUAL PROPERTY

11.1        Ownership of Intellectual Property.  Any work product resulting from the Operator's carrying out of the Services after the Effective Date and delivered to the Company in connection with the creation, development, assembly and construction of the Pilot Mine Program that is specified by the parties as a "work for hire" whether pursuant to Exhibit A hereto or a separate scope of services or written agreement between the parties, including all such designated ideas, inventions, know-how, patents, copyrights, trademarks, proprietary rights or information, software (including both object and source code), data (including data resulting from the use or optimization of the Pilot Mine Program) and other intellectual property rights (the "Works"), shall be deemed the property of the Company and "works made for hire" under Applicable Law, including as defined in 17 U.S.C. § 101.  The Operator agrees that, upon request, the Operator will promptly make all disclosures, execute all assignments, instruments, patent applications and papers and perform all acts whatsoever necessary or desired by the Company to vest and confirm in the Company and its successors, assigns and nominees all rights in the Works.  Notwithstanding the foregoing, the parties understand that the Operator is in the business of developing renewable energy generation facilities and related data processing facilities and the Operator accordingly will retain ownership of, without limitation, inventions or software and related intellectual property that have general application to its business and any related data processing facilities and the management of data mining facilities for third parties which it has developed or will develop other than the "Works" contemplated by this Agreement.

11.2        License to the Company.  In addition to the Company's right to the Works contemplated by Section 11.1 (Ownership of Intellectual Property), the Operator and its Affiliates hereby grant the Company a perpetual, non-exclusive, worldwide, transferable (subject to the proviso below), sublicensable (subject to the proviso below), fully paid-up and royalty free right and license to access and use all patents, copyrights, trademarks, proprietary rights or information, software (including both object and source code), data (including data resulting from the use or optimization of the Pilot Mine Program) and other intellectual property rights used or employed by the Operator in connection with the operation of (a) the Pilot Mine Program and (b) any additional cryptocurrency mining facility owned or serviced by the Operator that utilizes technology or intellectual property similar to that utilized by the Pilot Mine Program (collectively, the "Licensed Operator IP"), such Licensed Operator IP to include, without limitation, (i) all such above described intellectual property created or developed by Operator pursuant to the carrying out of the Services, (ii) any changes, upgrades, modifications, improvements, fixes or patches to or new versions of software (in any form including both object and source code) or data constituting Licensed Operator IP to the extent developed, written, generated, provided, installed, obtained or implemented by Operator, and (iii) any deliverables, technical or functional descriptions, requirements, plans or reports that describe or detail Licensed Operator IP; provided, that the foregoing license granted by the Operator and its Affiliates may only be assigned or sublicensed by the Company (x) without the consent of the Operator and/or its Affiliates, to Affiliates of the Company and (y) with the prior written consent of the Operator and/or its Affiliates (which consent they may grant or refuse in their reasonable discretion), to any other Person.  As set forth above, the license granted to the Company pursuant to this Section 11.2 (License to the Company) shall expressly survive following the expiration of the Term hereunder and expressly contemplates, and is intended to include, the license to the Company of software and data that constitutes a change, upgrade, modification, improvement, fix or patch to pre-existing Works or intellectual property previously licensed to the Company hereunder (including as licensed pursuant to this Section 11.2 (License to the Company)) so as to permit the ongoing operation of the Pilot Mine Program and any such additional cryptocurrency mining facility that utilizes technology or intellectual property similar to that utilized by the Pilot Mine Program in accordance with Prudent Industry Practice.

11.3        Third Party Intellectual Property.  The Operator shall use all commercially reasonable efforts to procure the right to sublicense to or to utilize for and on behalf of the Company, as applicable, all patents, copyrights, trademarks, information, licenses and any other intellectual property or proprietary rights of any third party obtained by the Operator for use in connection with the Pilot Mine Program ("Third Party IP Rights"), with the expectation that such Third Party IP Rights shall be further licensed or sublicensed, as applicable, to the Company pursuant to Section 11.2 (License to the Company).

11.4        License to the Operator.  Unless agreed in writing by the parties to the contrary, the Company gives and grants to the Operator a perpetual, non-exclusive, worldwide, non-transferable, non-sublicensable fully paid-up and royalty free right and license to use the Works for the purposes of carrying out business of the Operator and its Affiliates.

11.5        Hosting of Software; Passwords.  The Operator shall cause any Works and Licensed Operator IP that are or contain object code or source code to be hosted via an applicable website or domain by one or more suitable third parties ("Cloud Provider").  The services provided by the Cloud Providers, including their contractors, pursuant to any Cloud Provider terms of services are referred to herein as the "Cloud Services".  Following the date hereof, the parties shall mutually agree to engage an acceptable Cloud Provider that is capable of providing the Cloud Services in accordance with Prudent Industry Practice.  The Operator shall provide the Company with updated passwords or access codes required to access, review, analyze and use such Works and Licensed Operator IP hosted by the Cloud Provider and the Company shall have the right to access, review, analyze and use such hosted Works and Licensed Operator IP at all times on a 24/7, 365 day per year basis (reasonable maintenance periods excepted).  Upon request of the Company, the Operator shall execute any agreements or documentation requested by the Cloud Provider to provide Company with the access rights contemplated by this Section 11.5 (Hosting of Software; Passwords).  Further, upon written request of the Company, the Operator shall provide the Company with access, at reasonable times and upon reasonable notice, to any Works or Licensed Operator IP that is not hosted by the Cloud Provider via standards and methodologies that accord with Prudent Industry Practice and enable the Company to review, analyze and use the same.  The access rights (but not the Cloud Services hosting obligations) set forth in this Section 11.5 (Hosting of Software; Passwords) shall expressly survive following the expiration of the Term.  Upon any termination of this Agreement, access to the Cloud Services and control over the terms of service with respect thereto shall be immediately transferred to the Company.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1        Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  If any provision of this Agreement or the application thereof to either party or any circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to the other party or other circumstances is not affected thereby, and (b) the parties shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the parties in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

12.2         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, permitted successors and assigns.

12.3         Waiver. No waiver by either party of any default by the other party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the other party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the other party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

12.4         Amendment. This Agreement may not be modified or amended except by written agreement of the parties.

12.5         Headings. The headings contained in this Agreement are for convenience of reference only and do not constitute part of this Agreement.

12.6        Further Assurances.  Each of the parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

12.7                Liens and Encumbrances. The Operator shall not create, suffer or permit to exist, and shall promptly remove and discharge, any lien, charge, security interest or other encumbrance against any property of the Company in connection with this Agreement other than liens for amounts not yet due or amounts being contested in good faith by the Operator; provided, that it is expressly understood that the Operator shall not be responsible for removing or discharging any such lien, charge, security interest or other encumbrance associated with any work performed or materials furnished pursuant to agreements entered into by the Company or by the Operator on behalf of the Company directly with third parties.

12.8        Assignment.  Neither party shall assign its rights or obligations hereunder without the prior written consent of the other party; provided, that the Company may transfer its rights and obligations hereunder to an Affiliate upon written notice to the Operator, without the prior written consent of the Operator.

12.9         Energy Service Right.  In the event the Pilot Mine Program is moved to or otherwise located in a geographic area within which the Operator or its Affiliates provides the supply of energy, then the Company shall have the right to demand receipt of the supply of energy from the Operator and/or its Affiliates at a price (for both supply and delivery charges) that is equal to the lowest price for such supply and delivery of energy provided to any other customer (including Affiliated customers) of the Operator and/or its Affiliates in such geographic area.

12.10        Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to the relationship hereunder and supersede all provisions and concepts contained in all prior contracts or agreements between the parties with respect to such relationship, whether oral or written.

12.11        Counterparts.  This Agreement may be executed by electronic signature in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

12.12        Remedies.  Except as expressly provided herein, the remedies created by this Agreement are cumulative and in addition to any other remedies otherwise available at law or in equity.

12.13        Survival.         The provisions contained in Section 5.2 (Audits), Article 6 (INDEMNITY), Section 8.5 (Operator's Continued Performance), Article 9 (NOTICES AND REPORTS), Article 10 (ARBITRATION), Article 11 (INTELLECTUAL PROPERTY), Section 12.1 (Governing Law; Severability), and Section 12.12 (Remedies) shall survive the termination of this Agreement.

[signature page follows]

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth in this Agreement.

Company:

ECOCHAIN, INC.

By: /s/ Frederick W. Jones_____________
Name: Frederick W. Jones
Title: Chief Executive Officer

Operator:

SOLUNA TECHNOLOGIES, LTD.

By: /s/ John Belizaire__________________
Name: John Belizaire
Title: CEO

[Signature Page to O&M Agreement]

EXHIBIT A

Scope of Development, Operating and Support Services

Capitalized terms used, but not defined, herein shall have their respective meaning(s) set forth in the Operating and Management Agreement, dated January 9, 2020, by and between Soluna Technologies, Ltd. and EcoChain, Inc. (the "O&M Agreement") to which this Exhibit is attached.

Introduction:

Operator will perform the below described Development Services and Build and Operations Services in connection with the Pilot Mine Program. The scope of the Services and the deliverables, budgets and timelines associated therewith as contemplated by the O&M Agreement are outlined in this Exhibit A.

Development Services:

Operator will undertake business development and planning activities to identify, source, and secure a location for a pilot cryptocurrency mine.  Operator will also to develop a detailed Initial Budget and Operating Budgets and Capital Budgets with respect to the construction and operation of the Pilot Mine Program as contemplated by the O&M Agreement.

Upon conclusion of the development phase of the Pilot Mine Program, Operator will deliver a detailed business plan to the Company, which will include the following deliverables (together referred to as "Deliverables"):

  Overview Presentation: a detailed presentation laying out the competitive landscape, deployment strategies, capital investment ranges, and identifying key KPIs and ROI calculations for the Pilot Mine Program so that the Company and its Affiliates may be in a position to make informed decisions with respect to the decisions needed for proceeding with the operational development of cryptocurrency mining operations.

  Budget: development of a formal and reasonably detailed Operating Budgets with respect to the ongoing, day-to-day maintenance and operation of the Pilot Mine Program in and a formal and reasonably detailed Initial Budget and Capital Budgets with respect to the development and carrying out of capital projects with respect to the Pilot Mine Program, all in compliance with the terms of the O&M Agreement.

  Financial Model: a detailed excel-based financial model for a "phase one" deployment of the Pilot Mine Program, including robust and market-tested assumptions.  The purpose of this deliverable, which will be updated in accordance with the same principles of software developed and owned by Company and its Affiliates, is to assist Company and its Affiliates in making operating decisions that are dependent on a number of key variables.  It is anticipated that this model will also enable Company and its Affiliates to make predictive decisions as well.

A-1

  Deployment and Operating Plan: a technical data package for the Pilot Mine Program, including specifications for the initial cryptocurrency mine, hashrate, price of power, bill of materials, analysis of suitable cryptocurrency mining pools, blueprints and interfaces for deployment as well as all software builds necessary for the deployment of the cryptocurrency mining operation.   The purpose of this deliverable is to place Company and its Affiliates in a position that any third party with sufficient knowledge of the crypto mining space to proceed with the initial deployment in whatever environment (hosted, the third party, owned outright) Company or its Affiliates have chosen.

  Vendor Selection and Purchase Orders: a panel of vendor and location option(s) will be presented to Company for approval.  Operator will direct the final selected vendor(s) to prepare necessary purchase orders and related services agreements for approval by Company ("Purchase Orders").

Timeline

The Development Services contemplated hereby will begin being provided by Operator to Company on the Effective Date and be completed within sixty (60) days of the Effective Date. The current projected date for the Deliverables is March 14, 2020.

Acceptance

It is expressly understood that the Company will be the sole determiner of the adequacy acceptance of the Deliverables and will be prompt in its review of all materials both in early draft and final form. Company will have three (3) Business Days to accept (or reject) the Deliverables in writing.

Purchase Order(s) will be accepted or rejected by the Company within three (3) Business Days of presentation by Operator to the Company.  Acceptable Purchase Order(s) will be executed within seven (7) Business Days of acceptance by the Company or within any shorter time reasonably required by the vendor(s) (whichever is sooner).  The Company's acceptance of the Development Services related deliverables will not be unreasonably withheld.

Build and Operations Services:

Operator will undertake activities to procure, install, and operate all capital equipment, software, and related technology to commence the operations of the Pilot Mine Program.  Once, in operation, Operator will perform ongoing maintenance and support operations to keep the Pilot Mine Program operating according to pre-determined specifications.

A-1

These services will include, but not be limited to:

  Procurement: use funds (in line with approved budgets) from the Company to procure all necessary equipment to bring the Pilot Mine Program to full operational status.

  Build: setup of site hosting, cryptocurrency miners setup, and installation of remote hardware and systems monitoring, and all necessary support services to cause the Pilot Mine Program to become operational based an agreed upon timeline.

  Operate: ensure adequate and reasonable ongoing operations and monitoring of the Pilot Mine Program including required software updates, cryptocurrency miner repairs as required, systems maintenance, thermal monitoring, and optimization.

Timeline

Build and Operations Services will begin once the Purchase Orders for equipment identified in the Deliverables from the Development Services have been approved and signed by Company or Operator as agent of the Company pursuant to the O&M Agreement.

General:

In the event of an inconsistency between the terms and conditions of this Exhibit and the O&M Agreement, the terms and conditions of the O&M Agreement shall control.

A-1

EXHIBIT B

Operator Insurance Requirements

  Workers' Compensation Insurance to fully comply with all Applicable Law of the jurisdiction where operations are performed and Employers' Liability Insurance with a limit of not less than one million U.S. dollars ($1,000,000) each accident.

  Commercial General Liability Insurance with a combined single limit of not less than one million U.S. dollars ($1,000,000) each occurrence for bodily injury (including death) and/or property damage (including loss of use or occupancy) arising out of the performance of activities and/or operations.  This policy shall include products and completed operations liability, contractual liability and sudden and accidental pollution liability.

  Automobile Liability Insurance covering all automotive equipment (whether owned, non-owned or hired) with a combined single limit of not less than one million U.S. dollars ($1,000,000) each accident for bodily injury and/or property damage.

B-1